Exhibit 99.1

Webcast/Conference Call TODAY, Monday, March 2 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/895-8003 or 212/231-2922 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21760329 (through March 9)

CARMIKE CINEMAS’ FOURTH QUARTER REVENUE

RISES 7.9% TO A RECORD $185.4 MILLION

COLUMBUS, Georgia – March 2, 2015 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three and twelve month periods ended December 31, 2014, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(in millions)	2014	2013	2014	2013
Total operating revenues	$185.4	$171.8	$689.9	$634.8
Operating income	11.8	19.2	41.0	59.6
Interest expense	12.7	12.5	51.7	49.5
Theatre level cash flow, excluding acquisition-related expenses and accelerated share-based compensation expense(1)	34.5	38.6	124.3	135.1
Net (loss) income	(2.2)	3.9	(8.9)	5.8
Adjusted net (loss) income, excluding acquisition-related expenses and accelerated share-based compensation expense(1)	(1.1)	5.6	(4.3)	12.2
Adjusted EBITDA, excluding acquisition-related expenses and accelerated share-based compensation expense(1)	27.1	33.7	98.3	113.4

(in millions)	Dec. 31, 2014		Dec. 31, 2013
Total debt(1)	$449.6		$455.3
Net debt(1)	$352.0		$311.4

(1)	Theatre level cash flow, adjusted net (loss) income, adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net (loss) income and adjusted net (loss) income to net (loss) income for the three and twelve months ended December 31, 2014 and 2013, as well as a schedule of total debt and net debt as of December 31, 2014 and 2013, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas’ President and Chief Executive Officer David Passman stated, “Carmike performed favorably on several key metrics in Q4 2014 despite a third consecutive quarter of year-over-year industry box office declines. Total admission revenues, which increased 5.9% year-over-year, continue to reach record highs as we complete acquisitions and replace older theatres with state-of-the-art entertainment complexes.

“We believe our theatre-level operating teams performed well in the quarter despite the soft industry trends. Our concessions strategies continue to capture a greater share of concessions spending. Carmike’s 11.2% increase in total concessions and other revenues and 6.5% rise in concessions and other spending per patron during the quarter extends our industry leadership in these performance metrics and highlights the benefit of our focus on delivering a diverse range of food and beverage offerings to theatregoers at affordable price points. In this regard, we are proud that the 2014 fourth quarter marks our twentieth consecutive reporting period of year-over-year concessions and other per patron revenue growth.

“We recently opened our first two theatres providing in-auditorium full service casual dining to an entire theatre complex, in Bloomington, IL and Richmond, VA and plan to open a third dine-in theatre in the second quarter of 2015. Our dine in experience includes reserved seating, friendly wait staff to ensure patrons are greeted both with a menu as well as a helpful guide on using the silent electronic push-button service, which allows patrons to enjoy a convenient in-seat ordering and dining experience, complete with a wide array of food and beverage options while enjoying a movie in our premium seats. Patrons may order as many times as they wish during the movie, allowing for appetizers, entrees, desserts and beverages to be ordered and delivered fresh from the kitchen when the patron is ready to enjoy them.

“Carmike remains focused on its initiatives to build long-term shareholder value. While the film slate varies from quarter-to-quarter, we continue to execute our strategy to identify acquisition and build-to-suit opportunities that expand our theatre circuit and scale in attractive, complementary markets thereby strengthening our platform for sustainable growth. Our year-over-year average screen count increased nearly 11% to over 2,900 screens in the fourth quarter.

“Given the industry-wide year-over-year increase of approximately 9% through this weekend, we remain cautiously optimistic about the 2015 first quarter box office environment notwithstanding that the first quarter of 2014 provides the most difficult comparison in 2015. We are enthusiastic about the film slate for the remainder of 2015, which contains a robust offering of highly anticipated tent-pole sequels and exciting new titles. Finally, Carmike’s growing circuit of high quality theatres, ongoing success in maximizing high-margin concessions revenue opportunities and our Company-wide emphasis on customer service excellence remain critical factors in our ability to generate positive operating results over the long-term,” concluded Mr. Passman.

THEATRE PERFORMANCE STATISTICS

(unaudited)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2014	2013	2014	2013
Average theatres	276	252	262	247
Average screens	2,907	2,623	2,758	2,516
Average attendance per screen(1)	5,351	5,700	21,414	22,558
Average admissions per patron(1)	$7.35	$7.24	$7.23	$7.06
Average concessions/other sales per patron(1)	$4.57	$4.29	$4.45	$4.19
Total attendance (in thousands)(1)	15,555	14,954	59,056	56,747
Total operating revenues (in thousands)	$185,387	$171,848	$689,929	$634,835

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike Cinemas’ Chief Financial Officer Richard B. Hare stated, “Fourth quarter operating revenue growth of 7.9% reflects a 5.9% increase in admissions revenue and an 11.2% rise in concessions and other revenue. Top-line growth is largely attributable to Carmike’s larger theatre circuit, a 1.5% increase in average ticket prices, and a 6.5% rise in concessions spending per patron, which together offset the weaker film slate during the period. Overall, guests spent an average of $11.92 per visit in the fourth quarter, which represents a 3.4% increase in combined per patron spending compared to the prior year.

“Film exhibition costs as a percentage of admissions revenues decreased by approximately 20 basis points to 55.5%. The slight decrease was due to the less successful industry box office performance versus the prior year. Concession and other revenue margin percentage improved by approximately 10 basis points as a result of more favorable concession costs versus the prior year.

“Salaries/benefits rose by $2.5 million to $24.0 million and theatre occupancy costs rose by $5.3 million to $23.8 million, due primarily to increased screen count from recent acquisitions and new build-to-suit theatres. Other theatre operating costs were $31.7 million, compared to $26.0 million in the 2013 period, due primarily to the expected incremental operating expenses resulting from our expanded circuit. General and administrative expenses were $9.8 million, versus $7.2 million in the 2013 period, due to increased legal and professional fees related to our acquisition and expansion initiatives and accelerated share-based compensation expense. Quarterly interest expense rose to $12.7 million, due principally to the assumption of long-term lease obligations associated with screens acquired in late 2013.

“Fourth quarter adjusted EBITDA was $27.1 million and theatre level cash flow was $34.5 million. While a majority of our costs are largely fixed, we continue to exercise prudent cost management throughout the organization to maximize the performance of our operations and create efficiencies where possible.

“On a full-year basis, Carmike’s total operating revenues grew 8.7% to $689.9 million. Adjusted EBITDA declined 13.4% to $98.3 million in 2014 and theatre-level cash flow decreased 8.0% to $124.3 million year-over-year, primarily due to the increase in fixed costs associated with our recent acquisitions combined with a decline in industry box office.

“Reflecting cash of $97.5 million at December 31, 2014, we ended the year with $352.0 million of net debt, compared with $311.4 million at December 31, 2013. Our capital allocation strategy continues to focus on deploying cash to expand our theatre circuit through accretive acquisitions and new locations through build-to-suit arrangements,” concluded Mr. Hare.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net (loss) income, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net (loss) income is defined as net (loss) income plus impairment of long-lived assets, merger and acquisition-related expenses, accelerated share-based compensation expense for certain retirement eligible employees, lease termination charges, (gain) loss on sale of property and equipment and severance agreement charges, net of tax. Carmike believes adjusted net (loss) income is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of capital leases and long-term financing obligations, long-term debt and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net (loss) income plus income tax (benefit) expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus (loss) income from unconsolidated affiliates, loss from discontinued operations, merger and acquisition-related expenses, accelerated share-based compensation expense for certain retirement eligible employees, severance agreement charges, lease termination charges, (gain) loss on sale of property and equipment, and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema, 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. Carmike has 273 theatres with 2,892 screens in 41 states. The circuit includes 45 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 27 “BigDs,” 16 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain” Carmike’s primary focus is mid-sized communities. Visit www.carmike.com for exact show times and to purchase tickets.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates,” “seeks” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding circuit expansion, additional acquisition opportunities, our concessions and operating strategies and 2015 box office performance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: our ability to achieve expected results from our strategic acquisitions, general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2014, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$114,352	$107,966	$427,212	$398,610
Concessions and other	71,035	63,882	262,717	236,225

Total operating revenues	185,387	171,848	689,929	634,835

Operating costs and expenses:
Film exhibition costs	63,436	60,169	235,457	220,260
Concession costs	7,895	7,157	30,310	29,052
Salaries and benefits	23,986	21,444	91,954	82,985
Theatre occupancy costs	23,779	18,464	86,876	66,651
Other theatre operating costs	31,744	26,002	121,025	100,800
General and administrative expenses	9,829	7,170	32,268	25,838
Lease termination charges	—	—	—	3,063
Severance agreement charges	—	151	—	253
Depreciation and amortization	13,331	11,376	49,234	42,378
(Gain) loss on sale of property and equipment	(2,071)	205	(1,451)	275
Impairment of long-lived assets	1,655	485	3,212	3,726

Total operating costs and expenses	173,584	152,623	648,885	575,281

Operating income	11,803	19,225	41,044	59,554
Interest expense	12,745	12,548	51,707	49,546

Income (loss) before income tax and income from unconsolidated affiliates	(942)	6,677	(10,663)	10,008
Income tax expense (benefit)	1,121	4,338	(1,407)	6,104
(Loss) income from unconsolidated affiliates	(180)	1,162	366	1,643

(Loss) income from continuing operations	(2,243)	3,501	(8,890)	5,547
Income (loss) income from discontinued operations	—	350	(52)	206

Net (loss) income available for common stockholders	$(2,243)	$3,851	$(8,942)	$5,753

Weighted average shares outstanding:
Basic	24,275	22,541	23,392	19,540
Diluted	24,275	23,124	23,392	20,051

Net loss (income) per common share (Basic):
(Loss) income from continuing operations	$(0.09)	$0.15	$(038)	$0.28
Income from discontinued operations, net of tax	—	0.02	—	0.01

Net (loss) income per common share	$(0.09)	$0.17	$(0.38)	$0.29

Net loss (income) per common share (Diluted)
(Loss) income from continuing operations	$(0.09)	$0.15	$(0.38)	$0.28
Income from discontinued operations, net of tax	—	0.02	—	0.01

Net (loss) income per common share	$(0.09)	$0.17	$(0.38)	$0.29

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(2,243)	$3,851	$(8,942)	$5,753
Income tax expense (benefit)	1,121	4,338	(1,407)	6,104
Interest expense	12,745	12,548	51,707	49,546
Depreciation and amortization	13,331	11,376	49,234	42,378

EBITDA	$24,954	$32,113	$90,592	$103,781
Loss (income) from unconsolidated affiliates	180	(1,162)	(366)	(1,643)
Loss (income) from discontinued operations	—	(350)	52	(206)
Merger and acquisition-related expenses	488	2,270	4,309	4,162
Severance agreement charges	—	151	—	253
Accelerated share-based compensation expense for certain retirement eligible employees	1,913	—	1,913	—
Lease termination charges	—	—	—	3,063
(Gain) loss on sale of property and equipment	(2,071)	205	(1,451)	275
Impairment of long-lived assets	1,655	485	3,212	3,726

Adjusted EBITDA	$27,119	$33,712	$98,261	$113,411

General and administrative expenses	7,428	4,900	26,046	21,676

Theatre level cash flow	$34,547	$38,612	$124,307	$135,087

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	December 31, 2014	December 31, 2013
Current maturities of capital leases and long-term financing obligations	$9,667	$6,870
Long-term debt	209,690	209,619
Capital leases and long-term financing obligations, less current maturities	230,203	238,763

Total debt	$449,560	$455,252
Less cash and cash equivalents	(97,537)	(143,867)

Net debt	$352,023	$311,385

ADJUSTED NET (LOSS) INCOME (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(2,243)	$3,851	$(8,942)	$5,753
Impairment of long-lived assets	1,655	485	3,212	3,726
Merger and acquisition-related expenses	488	2,270	4,309	4,162
Accelerated share-based compensation expense for certain retirement eligible employees	1,913	—	1,913	—
Lease termination charges	—	—	—	3,063
(Gain) loss on sale of property and equipment	(2,071)	205	(1,451)	275
Severance agreement charges	—	151	—	253
Tax effect of adjustments to net (loss) income	(834)	(1,369)	(3,353)	(5,051)

Adjusted net (loss) income	$(1,092)	$5,593	$(4,312)	$12,181

Weighted average shares outstanding (basic)	24,275	22,541	23,392	19,540
Weighted average shares outstanding (diluted)	24,275	23,124	23,392	20,051
Adjusted net (loss) income per share (basic)	$(0.04)	$0.25	$(0.18)	$0.62
Adjusted net (loss) income per share (diluted)	$(0.04)	$0.24	$(0.18)	$0.61

(1)	Adjustments to net income for the three and twelve months ended December 31, 2014 and 2013 are shown net of tax effect of 42.0% and 44.0%, respectively, which represents the estimated combined federal and state tax rates.

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